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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE: Thursday, April 15, 1999
Via PR Newswire to Detroit business and automotive editors






    STERLING HEIGHTS, MI-The Board of Managers of Advanced Accessory Systems today announced the appointment of Terence C. Seikel, formerly Chief Financial Officer, as President and Chief Executive Officer.

    The Board also appointed Richard E. Borghi, formerly Executive Vice President, as President and Chief Operating Officer of the SportRack operations of AAS. Messrs. Seikel and Borghi were elected to the Board of Managers of AAS.

    Marshall D. Gladchun, President and CEO since 1995, has left the company to pursue other interests. The Board expressed its appreciation to Mr. Gladchun for his vision and leadership in the early stages of the company's formation and wished him the best in his future endeavors.

    "We are in a strong position after last year's record sales of approximately $300 million and will continue to expand our position as the world's leading supplier of automotive OEM and aftermarket exterior accessories," Chairman F. Alan Smith said, "This re-alignment of our top management provides a continuation of experienced and dedicated leadership to capitalize on our future opportunities."


Contact: Bruce G. MacDonald 248 647 1189